Exhibit 4.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of November 1, 2017, by and between Rockwater Energy Solutions, Inc., a Delaware corporation (“Assignor”), and Select Energy Services, Inc., a Delaware corporation (“Assignee”).

WITNESSETH:

WHEREAS, Assignor has entered into that certain Registration Rights Agreement (the “Assigned Agreement”), dated February 16, 2017, between Assignor and FBR Capital Markets & Co., a Delaware corporation;

WHEREAS, Assignor and Assignee have entered into that certain Agreement and Plan of Merger, dated July 18, 2017 (the “Merger Agreement”), by and among Assignor, Assignee, Raptor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Assignee, SES Holdings, LLC, a Delaware limited liability company and a subsidiary of Assignee, Raptor Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of SES Holdings, LLC, and Rockwater Energy Solutions, LLC, a Delaware limited liability company and a subsidiary of Assignor; and

WHEREAS, pursuant to Section 5.17 of the Merger Agreement, Assignor has agreed to assign and Assignee has agreed to assume at the Closing (as defined in the Merger Agreement), Assignor’s rights and obligations under the Assigned Agreement, including any obligation to file with the United States Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S-1, or such other form under the Securities Act of 1933, as amended (the “Securities Act”), available to Assignee, as necessary, providing for the resale of the Class A Common Stock of Assignee to be issued upon conversion of the Registrable Shares (as defined in the Assigned Agreement) pursuant to Rule 415 of the Securities Act, from time to time, by the holders thereof.

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree and covenant as follows, to be effective as of the Closing:

1.                                      Assignor hereby irrevocably and unconditionally assigns and transfers to Assignee all of Assignor’s rights and obligations under the Assigned Agreement, including any obligation to file with the Commission a shelf registration statement on Form S-1, or such other form under the Securities Act, available to Assignee, as necessary, providing for the resale of the Class A Common Stock of Assignee to be issued upon conversion of the Registrable Securities pursuant to Rule 415 of the Securities Act, from time to time, by the holders thereof, and Assignee hereby assumes the same.

2.                                      On the other party’s request, each party shall execute and deliver, or cause to be executed and delivered, or to do or make, or cause to be done or made, any and all instruments, documents, acts or things, for the purpose of more fully implementing and effecting the terms set forth herein.

3.                                      This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

4.                                      No amendment to this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each party to this Agreement.

5.                                      This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

6.                                      This Agreement shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law. Each of the parties hereto hereby irrevocably submits to the jurisdiction of any state court in the State of New York or any federal court sitting in New York in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties waive the right to a trial by jury in any dispute in connection with this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the date and year first above written.

ASSIGNOR:

ROCKWATER ENERGY SOLUTIONS, INC.

By:	/s/ Holli C. Ladhani
Name:	Holli C. Ladhani
Title:	Chief Executive Officer

ASSIGNEE:

SELECT ENERGY SERVICES, INC.

By:	/s/ Gary Gillette
Name:	Gary Gillette
Title:	Senior Vice President and Chief Financial Officer

Signature Page to

Assignment and Assumption Agreement